Exhibit 99.1

News Release	FOR IMMEDIATE RELEASE
Lyndhurst, New Jersey, May 30, 2007

Contacts:	Laure Park (Investor Relations):	(201) 393-5030
	Gary Samuels (Media Relations):	(201) 393-5700

Quest Diagnostics Plans to Complete Acquisition of AmeriPath on May 31
Wednesday May 30, 8:00 am ET

LYNDHURST, N.J., May 30 /PRNewswire-FirstCall/ -- Quest Diagnostics Incorporated (NYSE: DGX ), the leading provider of diagnostic testing, information and services, announced today that it plans to complete its previously announced acquisition of AmeriPath, Inc. on May 31, 2007. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on May 29, 2007.

About AmeriPath

AmeriPath, a leading national provider of physician-based anatomic pathology, dermatopathology and molecular diagnostic services to physicians, hospitals, clinical laboratories and surgery centers, supports community-based medicine by helping physicians provide excellent and effective care for their patients. A team of sub-specialized pathologists and Ph.D. scientists provide medical expertise, diagnostic quality, and personal consultation services. AmeriPath's team of approximately 400 highly trained, board-certified pathologists provide medical diagnostics services in outpatient laboratories owned, operated and managed by AmeriPath, as well as in hospitals and ambulatory surgical centers.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com <http://www.questdiagnostics.com>.

This communication contains certain forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements concerning the proposed acquisition, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Certain of these risks and uncertainties may include, but are not limited to the risks and uncertainties described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.

Source: Quest Diagnostics Incorporated